BRF S.A.
Companhia Aberta de Capital Autorizado
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

Minutes of the 8th Extraordinary Board of Directors' Meeting
Held on March 22, 2016

1.            Date, Time and Place: Held on March 22, 2016, at 10:00 a.m., at BRF S.A.'s office ("Company") located at Rua Hungria No. 1400, 5th floor, in the City of São Paulo, State of São Paulo.

2.            Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Call of Meeting and Attendance: The call of meeting was duly made under the Company's Articles of Incorporation, attended by all the members of the Company's Board of Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Aldemir Bendine.

4.            Agenda: Deliberate on the acquisition of corporate interest in Alimentos Calchaqui Productos 7 S.A.

5.            Resolutions: The members of the Board of Directors, unanimously and without any safeguards, in accordance with the provisions of item 4, article 19 of the Company’s Bylaws, approved the acquisition by the Company, through its controlled entities BRF GmbH and BRF Holland B.V., of the totality of the shares issued by Alimentos Calchaqui Productos 7 S.A. (“Transaction”), as set forth in the documents presented by the Executive Officers to the Board of Directors, which will be filed at the Company´s headquarters. The Executive Officers are hereby authorized to act as required and execute any and all documents required for the implementation of the resolution hereby approved.

6.            Approval and Execution of the Minutes: Having nothing further to discuss, the Chairman closed the meeting by recording these minutes as a summary, which were read, found to be compliant and executed by all members. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack Trisotto – Secretary. Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Aldemir Bendine.

I hereby certify that this is a true copy of the minutes recorded in Book No. 5, pages 33 to 34, of minutes of Ordinary and Special Board of Directors' Meetings of the Company.

____________________________________

Larissa Brack

Secretary